EXHIBIT 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Wednesday November 7, 2007
LAKES ENTERTAINMENT, INC. ANNOUNCES
RESULTS FOR THIRD QUARTER 2007
MINNEAPOLIS — November 7, 2007 — Lakes Entertainment, Inc. (NASDAQ: LACO) announced its results for the third quarter ended September 30, 2007. Revenue for the quarter totaled $7.0 million compared to $5.9 million for the third quarter ended October 1, 2006. Losses from operations were $6.3 million for the current-year quarter compared to earnings from operations of $1.0 million for the prior year comparable period. Net losses for the third quarter of 2007 were $5.2 million, and basic and diluted losses were $0.21 per share. This compares with net earnings of $3.0 million, and basic and diluted earnings of $0.13 per share and $0.12 per share, respectively, in the third quarter of 2006.
Revenues for the third quarter of 2007 include management fees from the existing Cimarron Casino in Oklahoma which is owned by the Iowa Tribe of Oklahoma and management fees for approximately eight weeks of operations from the Four Winds Casino Resort (Four Winds) in New Buffalo, Michigan, which is owned by the Pokagon Band of Potawatomi Indians (Pokagon Band), and opened to the public on August 2, 2007. In accordance with the management contract with the Pokagon Band, pre-opening expenses totaling approximately $15 million incurred during the construction phase of the project are shared proportionately by Lakes during the first twelve months of Four Winds’ operations. The combined management fees, which are net of Lakes’ share of these pre-opening expenses, were $2.6 million for the third quarter of 2007. No management fees were recognized during the third quarter of 2006.
Revenues for the third quarter of 2006 were derived primarily from television license fees related to the World Poker Tour (WPT) television series of Lakes’ majority-owned subsidiary, WPT Enterprises, Inc. (WPTE). Revenue from this license fee income decreased during the third quarter of 2007 compared to the third quarter of 2006 as a result of the delivery of no episodes of the Professional Poker Tour (PPT) television series in the 2007 period, versus the delivery of nine episodes of the PPT in the third quarter of 2006, and the delivery of three episodes of season five of the WPT television

Lakes Entertainment, Inc. Announces Results For Third Quarter 2007
series in the third quarter of 2007, versus the delivery of one episode of season five of the WPT in the 2006 period.
Net unrealized gains and (losses) on notes receivable were ($0.6) million and $5.8 million for the third quarters of 2007 and 2006, respectively. The net unrealized losses in the third quarter of 2007 related to unrealized gains on Lakes’ notes receivable from the Shingle Springs Band of Miwok Indians (Shingle Springs Tribe) in the amount of $1.2 million and unrealized losses of $1.8 million on the Lakes’ notes receivable from the Jamul Indian Village (Jamul Tribe). These notes receivable are adjusted to estimated fair value based upon the current status of the related tribal casino projects. The increase in fair value of the notes receivable from the Shingle Springs Tribe relates primarily to continued progress on the construction of this project, which is currently within budget and on schedule. The decrease in fair value of the notes receivable from the Jamul Tribe relates primarily to an increase in the discount rate which resulted from a decrease in current estimated win per unit for this project.
Net unrealized gains of $5.8 million during the third quarter of 2006 included $2.6 million related to the adjustment to fair value of notes receivable from the Shingle Springs Tribe due to favorable events occurring during the third quarter of 2006. The remainder of the net unrealized gains during the three months ended October 1, 2006, related primarily to increases in fair value of notes receivable from the Jamul Tribe and the Pokagon Band.
Selling, general and administrative expenses were $10.1 million during the third quarter of 2007 compared to $8.8 million in the third quarter of 2006. The increase primarily related to additional costs associated with WPTE’s online gaming efforts as well as increased costs associated with WPTE’s launch of the WPT China National Traktor™ Poker Tour.
Included in costs and expenses for the third quarter of 2007 is amortization of intangible assets of approximately $1.1 million associated with the casino project with the Pokagon Band. This amortization began when the Four Winds Casino Resort opened on August 2, 2007, as discussed above.
Other income for the third quarter of 2007 was $0.7 million compared to other income of $5.3 million for the same period of 2006. Other income in the third quarter of 2006 included a $4.5 million realized gain on the sale of WPTE’s remaining 450,000 shares of PokerTek, Inc. (PokerTek) common stock.
The decrease in the income tax provision of $1.7 million for the three months ended September 30, 2007, compared to the three months ended October 1, 2006, was due primarily to the realized gain on WPTE’s sale of PokerTek common stock which increased the provision during the third quarter of 2006.
Chief Executive Officer Lyle Berman stated, “The opening of the Four Winds Casino Resort in Michigan was a significant milestone for Lakes, and we are now focused on the successful management of this property. Initial casino win was somewhat

Lakes Entertainment, Inc. Announces Results For Third Quarter 2007
disappointing. However, Four Winds’ results, and our related management fees have continued to improve as a result of modifications which were made in a number of areas to meet customer demands and to improve operating efficiencies. We have continued to be very pleased with guest count numbers since Four Winds’ opening, and as a result, key performance metrics continue to improve. We believe this property is in a class by itself in its market, and we look forward to its future performance.”
President and Chief Financial Officer Tim Cope stated, “Construction continues on the Foothill Oaks Casino project with the Shingle Springs Tribe near Sacramento, California, and the project is currently on schedule and within budget. We continue to expect, and are looking forward to, an opening date late in the fourth quarter of 2008.”
Conference Call
Lakes Entertainment invites you to join its third-quarter 2007 conference call today at 1:00 p.m. Central time. Hosting the call will be Lyle Berman, chairman of the board and chief executive officer, and Tim Cope, president and chief financial officer. To participate in the call, please dial 866-862-3928 at least five minutes prior to the start time and ask for the Lakes Entertainment third-quarter 2007 conference call, or on the Internet, go to Lakes’ Web site, www.lakesentertainment.com, and click on “Conference Call”. If you are unavailable to participate on the live call, a replay will be available through November 14, 2007, at 11:59 p.m. central time. To access the replay, dial 800-408-3053, enter conference ID 3240947, and follow the prompts. The replay will also be available on Lakes’ Web site for 30 days.
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The company also owns approximately 61 percent of WPT Enterprises, Inc. (NASDAQ: WPTE), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour® television series, the operation of an online gaming website, the licensing and sale of branded consumer products and the sale of corporate sponsorships.

Lakes Entertainment, Inc. Announces Results For Third Quarter 2007

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; continued contracts with the Pawnee Nation as a result of the change in its business council membership; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the company’s consolidated results of operations or the market value of the WPTE shares held by the company, including WPTE’s significant dependence on the Travel Channel as a current source of revenue and GSN as a future source of revenue, and the risk that GSN will not exercise its options to air seasons of the WPT series beyond Season Six; difficulty of predicting the growth of WPTE’s online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of CryptoLogic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that WPTE’s television programming will fail to maintain a sufficient audience; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the company’s filings with the Securities and Exchange Commission.

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (balances include $4.5 million and $8.4 million of WPT Enterprises, Inc.)	$7,921	$9,759
Restricted cash	—	12,738
Investments in marketable securities (balances include $21.4 million and $24.3 million of WPT Enterprises, Inc.)	51,572	52,901
Accounts receivable	4,453	2,963
Notes receivable — current	3,029	—
Other current assets	3,087	2,706

Total current assets	70,062	81,067

Property and equipment, net	16,857	17,460

Long-term assets related to Indian casino projects:
Notes receivable from Indian tribes	79,278	164,308
Land held for development	7,597	16,790
Intangible assets , net of accumulated amortization of $1.1 million at September 30, 2007	66,942	54,279
Other	5,615	8,450

Total long-term assets related to Indian casino projects	159,432	243,827

Other assets:
Investments in marketable securities	9,004	6,962
Investments	2,923	2,923
Deferred tax asset	6,333	6,248
Debt issuance costs	—	1,972
Other long-term assets	546	717

Total other assets	18,806	18,822

Total assets	$265,157	$361,176

Liabilities and shareholders’ equity
Current Liabilities:
Accounts payable	$2,348	$5,345
Income taxes payable	16,632	14,593
Accrued payroll and related costs	2,395	2,480
Deferred revenue	4,458	4,740
Current portion of contract acquisition costs related to Indian casino projects, net of $1.2 million discount	1,850	—
Other accrued expenses	2,209	2,191

Total current liabilities	29,892	29,349

Long-term Liabilities:
Long-term debt, other, net of unamortized discount of $0.9 million at December 31, 2006	—	104,471
Long term portion of contract acquisition costs related to Indian casino projects, net of $2.8 million discount	7,923	—
Warrant liability	—	5,816

Long-term liabilities	7,923	110,287

Total liabilities	37,815	139,636

Commitments and contingencies

Minority interest in subsidiary	14,570	16,764

Shareholders’ equity:
Series A preferred stock, $.01 par value; authorized 7,500 shares; 4,458 issued and outstanding at September 30, 2007 and December 31, 2006, respectively	45	45
Common stock, $.01 par value; authorized 200,000 shares; 24,456 and 22,949 issued and outstanding at September 30, 2007, and December 31, 2006, respectively	245	229
Additional paid-in capital	189,148	171,710
Retained earnings	23,353	33,250
Accumulated other comprehensive loss	(19)	(458)

Total shareholders’ equity	212,772	204,776

Total liabilities and shareholders’ equity	$265,157	$361,176

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Loss)
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2007	October 1, 2006	September 30, 2007	October 1, 2006
Revenues:
License fee income	$2,695	$4,672	$12,535	$18,098
Host fees, sponsorship, online gaming and other	1,732	1,221	4,158	5,315
Management, consulting and development fees	2,580	15	3,415	345

Total revenues	7,007	5,908	20,108	23,758

Costs and expenses:
Selling, general and administrative	10,058	8,772	29,747	26,787
Production costs	1,355	1,737	6,594	8,333
Loss on abandonment of online gaming assets	—	—	2,270	—
Net impairment losses	—	—	331	—
Amortization of intangible assets related to Indian casino projects	1,121	6	1,126	6
Depreciation and amortization	192	158	573	431

Total costs and expenses	12,726	10,673	40,641	35,557

Net realized and unrealized gains (losses) on notes receivable	(600)	5,788	8,503	38,911

Earnings (loss) from operations	(6,319)	1,023	(12,030)	27,112

Other income (expense):
Interest income	981	1,209	7,613	2,299
Interest expense, related party	—	—	—	(137)
Interest expense, other	(330)	(360)	(646)	(5,000)
Amortization of debt issuance costs	—	(139)	(95)	(450)
Loss on extinguishment of debt	—	—	(3,830)	(6,821)
Gain on sale of investment	—	4,541	—	10,216
Other	50	5	78	81

Total other income, net	701	5,256	3,120	188

Earnings (loss) before income taxes and minority interest in net (earnings) loss of subsidiary	(5,618)	6,279	(8,910)	27,300
Income taxes	453	2,195	1,142	8,742

Earnings (loss) before minority interest	(6,071)	4,084	(10,052)	18,558
Minority interest in net (earnings) loss of subsidiary	859	(1,035)	3,035	(3,383)

Net earnings (loss)	(5,212)	3,049	(7,017)	15,175

Stock warrant inducement discount	—	—	1,444	—

Net earnings (loss) available to common shareholders	(5,212)	3,049	(8,461)	15,175

Earnings (loss) available to common shareholders per share — basic	($0.21)	$0.13	($0.36)	$0.67

Earnings (loss) available to common shareholders per share — diluted	($0.21)	$0.12	($0.36)	$0.62

Weighted-average common shares outstanding — basic	24,393	22,876	23,758	22,720

Dilutive effect of common stock equivalents	—	1,752	—	1,826

Weighted-average common shares outstanding — diluted	24,393	24,628	23,758	24,546